  Exhibit 99.1

Contacts: Melissa A. Waterhouse Chief Executive Officer (800) 227-1243, Ext 107

FOR IMMEDIATE RELEASE:

ABMC REPORTS THIRD QUARTER 2020 RESULTS

--Announces Application to Up-List to OTCQB--
Kinderhook, N.Y., November 16, 2020 – American Bio Medica Corporation (OTCPK: ABMC) today announced financial results for the three and nine months ended September 30, 2020 and announced they have applied to up-list its common stock to the OTCQB® Venture Marketplace.

Chief Executive Officer Melissa A. Waterhouse stated, “As Covid-19 infections started to rise in the third quarter, the market turned to diagnostic testing, and we saw a decrease in demand for antibody testing. While there can be no assurances, we believe that antibody testing will become increasingly necessary with the emergence of vaccines. In October, we signed a distribution agreement to sell the Co-Diagnostics, Inc. Logix™ Smart Covid-19 test. This is our first step in offering our customers a full suite of testing options for Covid-19; we do expect to announce more offerings in the near future. Drug test sales are still down from the same period a year ago due to the impact of Covid-19 in our core markets, however, we are encouraged by positive movement we are seeing in certain markets.”

Waterhouse continued, “We have applied to up-list our common stock to the OTCQB Venture Market and we are confident that our application will be approved. This will increase visibility in our stock and provide greater market exposure. Going forward, ABMC’s plan involves securing new financing in the near future to support core growth initiatives involving our drugs of abuse products (including oral fluid tests), to refinance current high interest rate debt and to invest in sales and marketing. We hope to increase revenue from promising contract manufacturing business and sales of infectious disease products (including Covid-19 tests). We believe these initiatives position ABMC for long-term success.”

Financial Highlights

● Net sales in the third quarter of 2020 were $883,000, compared to net sales of $895,000 in the third quarter of 2019; a decrease of $12,000, or 1.3%. Net sales in the nine months ended September 30, 2020 were $3,370,000, compared to $2,775,000 in the nine months ended September 30, 2019; an increase of $595,000, or 21.4%.

● Operating loss was $172,000 in the third quarter of 2020, compared to an operating loss of $81,000 in the third quarter of 2019. Operating loss was $428,000 in the nine months ended September 30, 2020, compared to an operating loss of $410,000 in the nine months ended September 30, 2019.

● Net loss was $216,000, or $(0.01) per share in the third quarter of 2020, compared to net loss of $144,000, or $(0.00) per share, in the third quarter of 2019. Net loss was $563,000, or $(0.02) per share, in the nine months ended September 30, 2020, compared to net loss of $440,000, or $(0.02) per share, for the nine months ended September 30, 2019.

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits, primarily point of collection tests for drugs of abuse, and distributes a rapid test to detect Covid-19 antibodies and a RT-PCR test to detect Covid-19. The Company also currently manufactures (on a contract basis) tests to detect respiratory syncytial virus (RSV) and malaria and, with the ability to manufacture tests for many other medical conditions, viruses and diseases in its FDA registered and ISO certified facilities.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, future sales and profit levels of the rapid antibody test for Covid-19 that we are distributing, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2019, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

(financial tables follow)

AMERICAN BIO MEDICA CORPORATION
Condensed Statements of Operations
(unaudited)
	For the three	For the three	For the nine	For the nine
	months ended	months ended	months ended	months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Net sales	$883,000	$895,000	$3,370,000	$2,775,000
Cost of goods sold	648,000	536,000	2,362,000	1,805,000
Gross profit	235,000	359,000	1,008,000	970,000

Operating expenses:
Research and development	24,000	23,000	77,000	62,000
Selling and marketing	89,000	131,000	408,000	350,000
General and administrative	294,000	286,000	951,000	968,000
Total operating expenses	407,000	440,000	1,436,000	1,380,000

Operating loss	(172,000)	(81,000)	(428,000)	(410,000)

Other (expense) / income	(42,000)	(63,000)	(133,000)	(28,000)

Net loss before tax	(214,000)	(144,000)	(561,000)	(438,000)

Income tax expense	(2,000)	0	(2,000)	(2,000)

Net loss	$(216,000)	$(144,000)	$(563,000)	$(440,000)

Basic & diluted loss per common share	$(0.01)	$(0.00)	$(0.02)	$(0.02)

Weighted average shares outstanding – basic and diluted	35,953,476	32,545,776	35,278,455	32,479,123

(Condensed Balance Sheets follow)

American Bio Medica Corporation
Condensed Balance Sheets
	September 30,	December 31,
	2020 (unaudited)	2019
ASSETS
Current Assets
Cash and cash equivalents	$61,000	$4,000
Accounts receivable, net of allowance for doubtful accounts of $35,000 at September 30, 2020 and $34,000 at December 31, 2019	364,000	370,000
Inventory, net of allowance of $397,000 at September 30, 2020 and $291,000 at December 31, 2019	602,000	810,000
Prepaid expenses and other current assets	85,000	6,000
Right of Use Asset – Operating Leases	35,000	34,000
Total current assets	1,147,000	1,224,000
Property, plant and equipment, net	594,000	644,000
Patents, net	110,000	116,000
Right of Use Asset – Operating Leases	49,000	73,000
Other assets	21,000	21,000
Total assets	$1,921,000	$2,078,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$604,000	$652,000
Accrued expenses and other current liabilities	577,000	543,000
Right of Use Liability – Operating Leases	33,000	34,000
Wages payable	98,000	104,000
Line of credit	208,000	337,000
PPP Loan	332,000	0
Current portion of long-term debt, net of deferred finance costs	1,120,000	17,000
Total current liabilities	2,972,000	1,687,000
Long-term debt/other liabilities, net of current portion and deferred finance costs	0	1,108,000
Right of Use Liability – Operating Leases	49,000	73,000
Total liabilities	3,021,000	2,868,000
COMMITMENTS AND CONTINGENCIES
Stockholders’ Deficit:
Common stock	359,000	327,000
Additional paid-in capital	21,658,000	21,437,000
Accumulated deficit	(23,117,000)	(22,554,000)
Total stockholders’ deficit	(1,100,000)	(790,000)
Total liabilities and stockholders’ deficit	$1,921,000	$2,078,000